EMPLOYMENT AGREEMENT

This Agreement is entered into by and between Casey's General Stores, Inc., an Iowa corporation (the "Company"), and Robert J. Myers ("Myers"), as of April 16, 2010 ("Effective Date").

WITNESSETH:

WHEREAS, Myers has been employed by the Company as its President and Chief Operating Officer since June 21, 2006; and

WHEREAS, the Company wishes to continue to employ Myers pursuant to the terms and conditions hereof and, in order to induce Myers to enter into this agreement (the "Agreement") and to secure the benefits to accrue from his performance hereunder, is willing to undertake the obligations assigned to it herein; and

WHEREAS, Myers is willing to continue his employment with the Company under the terms hereof and to enter into the Agreement;

NOW THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.    Position; Duties; Responsibilities.

1.1    Myers shall serve as President and Chief Executive Officer of the Company. Myers shall at all times report to and be subject to the supervision, control and direction of the Board of Directors of the Company. Myers shall at all times be the most senior executive officer of the Company. Subject to Myers' duty to report to the Board, Myers' responsibilities and authorities hereunder shall include day to day and strategic authority over the Company and its subsidiaries, P&L authority over all operations of the Company and its subsidiaries, and the authority to hire, make employment decisions, and terminate all subordinates employed by the Company or its subsidiaries. Myers shall report directly and exclusively to the Board, and all other officers, employees, and consultants of the Company shall (except to the extent otherwise prescribed by law, regulation, or principles of good corporate governance) report directly (or indirectly through subordinates) to Myers. Myers shall have such other responsibilities and authorities consistent with the status, titles and reporting requirements set forth herein as are appropriate to said positions, subject to change from time to time by the Board of Directors of the Company.

1.2    During the course of his employment, Myers agrees to devote his full time and attention and give his best efforts and skills to furthering the business and interests of the Company, which may include Myers volunteering his time and efforts on behalf of charitable, civic, professional organizations and non-paying boards of other corporations. Myers is not authorized to be a paid member of a board of another corporation without the express approval of the Board of Directors of the Company.

2.    Term and Notice of Intention to Serve.

2.1    Term. The term of employment under this Agreement shall commence as of the Effective Date and shall continue through April 30, 2013 ("the Term"), unless sooner terminated in accordance with this Agreement.

2.2    Notice of Intention to Serve. Myers agrees to notify the Company's Board of Directors in writing on or before April 30 in the years 2010, 2011, and 2012 of his ability and willingness to serve as President and Chief Executive Officer for the following year under this Agreement. If Myers indicates that he is not able or willing to serve for the following year under this Agreement, than his departure shall be treated consistent with the circumstances of the departure and the corresponding provision herein. Any service beyond April 30, 2013, shall be subject to formal acceptance by the Company's Board of Directors, upon such terms as shall be mutually agreed.

3.    Base Salary.

3.1    The Company shall pay Myers a base salary during the Term at the annual rate of Six Hundred Sixty Thousand Dollars ($660,000.00) ("Base Salary"), payable in accordance with the standard payroll practices of the Company.

3.2    It is understood that the Base Salary is to be Myers' minimum annual compensation during the Term. The Base Salary may increase at the discretion of the Compensation Committee of the Company's Board of Directors ("Compensation Committee").

4.    Employee Benefits.

4.1    During the Term and subject to all eligibility requirements, and to the extent permitted by law, Myers will have the opportunity to participate in all employee benefit plans and programs generally available to the Company's employees in accordance with the provisions thereof as in effect from time to time, including, without limitation, annual bonus pools established by the Compensation Committee, medical coverage, group life insurance, holidays and vacations, 401k, and short-term or long-term disability plans.

4.2    During the Term, the Company will provide Myers with a company owned automobile with the understanding that Myers will be subject to applicable employment related taxes for his personal use thereof.

4.3    During the Term, the Company will purchase at its sole expense and maintain in full force and effect during the term of this Agreement a ten-year level premium term life insurance policy with a death benefit of $1,000,000 that insures the life of Myers and is payable upon the death of Myers to a beneficiary designated by Myers. The Company shall execute such documents as may be necessary or advisable to assign the ownership of such policy to Myers upon the expiration of the Term.

5.    Retirement Benefits.

5.1    If Myers remains employed by the Company as President and Chief Executive Officer through June 21, 2011, then commencing on January 1 , 2012, the Company shall pay to Myers (and following Myers' death, to Myers' surviving spouse, if any), until the earlier of (a) the expiration of the period ending on December 31, 2021 or (b) the death of both Myers and Myers' spouse, an annual retirement benefit paid in equal monthly installments equivalent to one-half (½) of the average of Myers' Base Salary for the last three years of his employment with the Company as President and Chief Executive Officer, but such amount shall not exceed $330,000 per year.

5.2    Employment Ending Between June 21, 2009 and June 20, 2010.

Should Myers' employment with the Company as President and Chief Executive Officer end for any reason prior to June 21, 2010, Myers shall be entitled to at least three-fifths (3/5) of the per year retirement benefit calculated under the formula set forth in section 5.1, with monthly payments commencing on January 1, 2012. For each day that Myers is employed by the Company as President and Chief Executive Officer after June 21, 2009, the per year retirement benefit described in the previous sentence shall be increased by a pro rata portion of an additional one-fifth (1/5) of the per year retirement benefit calculated under the formula set forth in section 5.1.

5.3    Employment Ending Between June 21, 2010 and June 20, 2011.

Should Myers' employment with the Company as President and Chief Executive Officer end for any reason on or after June 21, 2010 but prior to June 21, 2011, Myers shall be entitled to at least four-fifths (4/5) of the per year retirement benefit calculated under the formula set forth in section 5.1, with monthly payments commencing on January 1, 2012. For each day that Myers is employed by the Company as President and Chief Executive Officer after June 21, 2010, the per year retirement benefit described in the previous sentence shall be increased by a pro rata portion of the remaining one-fifth (1/5) of the per year retirement benefit calculated under the formula set forth in section 5.1.

5.4    The period for payment of the retirement benefit set forth in Section 5.1(a) shall be extended beyond December 31, 2021, by one additional year if Myers serves as President and Chief Executive Officer until April 30, 2012, and by a second additional year if Myers serves in that capacity until April 30, 2013.

5.5    If payment to Myers in accordance with Section 5.1 of this Agreement of any amount that is "deferred compensation" subject to section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), at the time otherwise payable under this Agreement would subject such payment to additional tax under Code section 409A(a)(1)(B), and if the payment of such amount at a later date would avoid any such additional tax, then the payment of such amount shall be deferred until the later of (a) the date of payment specified in this Agreement, or (b) the earliest date on which such payment can be paid without incurring any such additional tax. If this provision requires a deferral of any payment beyond the date specified in the foregoing provisions of this Agreement, such payment shall be accumulated and paid in a single lump sum on the subsequent date on which such payment can be paid without incurring such additional tax.

5.6    Notwithstanding any other provision of this Agreement, no amendment or modification of this Agreement may alter, delay or accelerate the time or change the form of payments in accordance with this Section 5 in violation of Code § 409A, including, without limitation, any amendment that would violate the current provisions of Code § 409A requiring that any amendment to extend the employment of Myers and the payment to him of all or any portion of the benefits under this Section 5 may not take effect until at least twelve (12) months after the date on which the new election is made, and, if the new election relates to a payment for a reason other than the death or disability of Myers, the new election must provide for the deferral of the first payment for a period of at least five (5) years from the date such payment would otherwise have been made.

6.    Expense Reimbursements.

During Myers' employment with the Company under this Agreement, Myers will be entitled to receive reimbursement from the Company for all reasonable, out-of-pocket expenses incurred by him (in accordance with policies and procedures established by the Company), in connection with his performing services hereunder, provided Myers properly accounts therefor.

7.    Termination of Employment.

7.1    Death. In the event of the death of Myers during the Term of this Agreement, this Agreement shall terminate and all obligations to Myers, other than any arising under Section 5, shall cease as of the date of death, except that all rights and benefits of Myers under the benefit plans and programs of the Company in which Myers is a participant will be provided as determined in accordance with the terms and provisions of such plans and programs.

7.2    Disability. In the event Myers shall become permanently incapacitated by reasons of sickness, accident or other physical or mental disability, as such incapacitation is defined by the Company's Long-Term Disability carrier for a period exceeding 26 weeks during any twelve (12) month period, this Agreement shall terminate and all obligations to Myers, other than any arising under Section 5, shall cease except that all rights and benefits of Myers under the benefit plans and programs of the Company in which Myers is a participant, will be provided as determined in accordance with the terms and provisions of such plans and programs.

7.3    Cause. The Company may terminate Myers' employment, remove him as an officer of the Company and terminate this Agreement at any time for Cause. In the event of such termination for Cause, Myers shall receive, in addition to any payments under Section 5, Base Salary payments provided for in this Agreement only through the date of such termination for Cause. Any rights and benefits Myers may have under the employee benefit plans and programs of the Company, in which Myers is a participant, shall be determined in accordance with the terms and provisions of such plans and programs. Myers understands and agrees that in the event of the termination of employment, removal as an officer and director and termination of this Agreement for Cause, the obligations of Myers set forth under Section 8 herein shall remain in full force and effect. The term "Cause" shall mean unsatisfactory performance, inattention to duty, excessive absenteeism, incompetence, misconduct in the performance of duties, embezzlement, fraud, commission of a criminal act, insubordination, personal or professional conduct which may bring public embarrassment or disgrace to the Company, a violation of the Company's Code of Business Conduct and Ethics or the Code of Ethics for the CEO and Senior Financial Officers (each as may be amended from time to time), or failure to cooperate with an investigation conducted by the Company or by local, state or federal law enforcement authorities.

7.4    Without Cause. The other provisions of this Agreement notwithstanding, the Company may terminate Myers' employment, remove him as an officer and terminate this Agreement at any time for whatever reason it deems appropriate, without Cause and with or without prior notice. In the event of such a termination any rights and benefits Myers may have under the employee benefit plans and programs of the Company, in which Myers is a participant, shall be determined in accordance with the provisions of such plans and programs. Furthermore, the Company shall be obligated to pay Myers, in addition to any payments under Section 5, the Base Salary amounts provided in Section 3 of this Agreement through the date of such termination and then for a period of 12 months following the date of such termination ("Release Pay"), provided that Myers executes a valid Release of any claims related to his employment and termination pursuant to Section 7.5. Myers understands and agrees that in the event of the termination of employment, removal as an officer and termination of this Agreement without Cause, the obligations of Myers set forth under Section 8 herein shall remain in full force and effect.

7.5    Release. Myers agrees that his entitlement to Release Pay under Section 7.4 is conditioned on him executing a valid release of any claims related to his employment and termination hereunder, and that the Release Pay shall be full and adequate compensation to Myers for all damages Myers may suffer as a result of the termination of his employment without Cause.

7.6    Change of Control. In the event of a "Change of Control" of the Company (as that term is defined in the Employment Agreement dated March 25, 1997, between the Company and Myers or any successor agreement between the Company and Myers (the "Change of Control Agreement")), Myers shall thereupon become entitled to all of the rights, payments and benefits set forth in the Change of Control Agreement, and this Agreement, except for Sections 4.3 and 5 hereof, shall automatically terminate and the Company shall have no further obligation to Myers under this Agreement, it being the intent of the parties that said Sections 4.3 and 5 continue in effect and be binding on the Company following any "Change of Control."

7.7    Voluntary Termination. In the event Myers terminates his employment of his own volition prior to the end of the Term of this Agreement, such termination shall constitute a voluntary termination and in such event the Company's only obligation to Myers, other than any obligations arising under Section 5, shall be to make Base Salary payments provided for in this Agreement through the date of such voluntary termination. Any rights and benefits Myers may have under the employee benefit plans and programs of the Company, in which he is a participant, shall be determined in accordance with the terms and provisions of such plans and programs. Myers understands and agrees in the event of his voluntary termination of employment the obligations of Myers set forth under Section 8 herein shall remain in full force and effect.

7.8    Expiration of Term. In the event this Agreement naturally expires at the end of its Term, Myers understands his employment will automatically terminate and he will be removed as an officer of the Company. Under such circumstances, the Company shall be obligated only to pay Myers the Base Salary amounts provided in Section 3 of this Agreement through the expiration of the Term, in addition to any obligations arising under Section 5. Any rights and benefits Myers may have under the employee benefits plans and programs of the Company, in which Myers is a participant, shall be determined in accordance with the provisions of such plans and programs. Myers understands and agrees, however, the obligations of Myers set forth under Section 8 herein shall remain in full force and effect.

8.    Covenants of Myers.

8.1    Myers acknowledges that as a result of the services to be rendered to the Company hereunder, Myers will be brought into close contact with many confidential affairs of the Company, its subsidiaries and affiliates, not readily available to the public. Myers further acknowledges that the services to be performed under this Agreement are of a special, unique, unusual, extraordinary and intellectual character; that the business of the Company is regional in scope; that its goods and services are marketed throughout a nine-state region, and that the Company competes with other organizations that are or could be located in any of the states in which the Company does business.

8.2    In recognition of the foregoing, Myers covenants and agrees that, except as is necessary in providing services under this Agreement or to the extent necessary to comply with law or the valid order of a court or government agency of competent jurisdiction, Myers will not knowingly use for his own benefit nor knowingly divulge any Confidential Information and Trade Secrets of the Company, its subsidiaries and affiliated entities, which are not otherwise in the public domain and, so long as they remain Confidential Information and Trade Secrets not in the public domain, and will not intentionally disclose them to anyone outside of the Company either during or after his employment. For the purposes of this Agreement, "Confidential Information and Trade Secrets" of the Company means information which is secret to the Company, its subsidiaries and affiliated entities. It may include, but is not limited to, information relating to the possible store locations or acquisitions, current or possible new products or services to be offered for sale in Company stores, operating methods or procedures used in the business of the Company, its subsidiaries and affiliates, and other matters or details not otherwise publicly disclosed in the Company's filings with the U. S. Securities and Exchange Commission ("SEC") whether in the form of memoranda, reports, computer software and data banks, customer lists, employee lists, books, records, financial statements, manuals, papers, contracts or strategic plans. As a guide, Myers is to consider all information originated, owned, controlled or possessed by the Company, its subsidiaries or affiliated entities which is not disclosed in SEC filings of the Company as being secret and confidential. In instances where doubt does or should reasonably be understood to exist in Myers' mind as to whether information is secret and confidential to the Company, its subsidiaries and affiliated entities, Myers agrees to request an opinion, in writing, from the Company.

8.3    Myers will deliver promptly to the Company on the termination of his employment with the Company, or at any other time the Company may so request, all memoranda, notes, records, reports and other documents relating to the Company, its subsidiaries and affiliated entities, and all property owned by the Company, its subsidiaries and affiliated entities, which Myers obtained while employed by the Company, and which Myers may then possess or have under his control.

8.4    During his employment and for a period of ten year(s) after the voluntary or involuntary termination of Myers' employment with the Company (except that the time period of such restrictions shall be extended by any period during which Myers is in violation of this Section 8.4) ("Restricted Period"), Myers will not knowingly interfere with, disrupt or attempt to disrupt, any then existing relationship, contractual or otherwise between the Company, its subsidiaries or affiliated entities, and any customer, client, supplier, or agent, or knowingly solicit, or assist any other entity in soliciting for employment, any person known to Myers to be an agent or executive employee of the Company, its subsidiaries, or affiliated entities. Furthermore, Myers agrees, that in order to protect the necessary business interests of the Company, during the Restricted Period he will not render services directly or indirectly as an employee, officer, director, consultant, independent contractor or in any other capacity to any person or entity that is a competitor of the Company. Notwithstanding anything in this Agreement to the contrary, the Company shall be entitled to terminate the payments being made to (or for the benefit of) Myers under Sections 4.3 and 5 in the event of any breach by Myers of this Section 8.4.

8.5    Myers will promptly disclose to the Company all inventions, processes, original works of authorship, trademarks, patents, improvements and discoveries related to the business of the Company, its subsidiaries and affiliated entities (collectively "Developments"), conceived or developed during Myers' employment with the Company and based upon information to which he had access during the term of employment, whether or not conceived during regular working hours, through the use of the Company time, material or facilities or otherwise. All such Developments shall be the sole and exclusive property of the Company, and upon request Myers shall deliver to the Company all outlines, descriptions and other data and records relating to such Developments, and shall execute any documents deemed necessary by the Company to protect the Company's rights hereunder. Myers agrees upon request to assist the Company to obtain United States or foreign letters patent and copyright registrations covering inventions and original works of authorship belonging to the Company hereunder. If the Company is unable because of Myers' mental or physical incapacity to secure Myers' signature to apply for or to pursue any application for any United States or foreign letters patent or copyright registrations covering inventions and original works of authorship belonging to the Company hereunder, then Myers hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agent and attorney in fact, to act for and in his behalf to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by him. Myers hereby waives and quitclaims to the Company any and all claims, of any nature whatsoever, that he may hereafter have for infringement of any patents or copyright resulting from any such application for letters patent or copyright registrations belonging to the Company hereunder.

8.6    Myers agrees that the remedy at law for any breach or threatened breach of any covenant contained in this Section 8 may be inadequate and that the Company, in addition to such other remedies as may be available to it, in law or in equity, shall be entitled to injunctive relief without bond or other security.

8.7    Although the obligations and restrictions contained in this Section 8 are considered by the parties hereto to be fair and reasonable in the circumstances, it is recognized that restrictions of such nature may fail for technical reasons, and accordingly it is hereby agreed that if any of such restrictions shall be adjudged to be void or unenforceable for whatever reason, but would be valid if part of the wording thereof were deleted, or the period thereof reduced or the area dealt with thereby reduced in scope, the obligations and restrictions contained in this Section 8 shall be enforced to the maximum extent permitted by law, and the parties consent and agree that such scope or wording may be accordingly judicially modified in any proceeding brought to enforce such restrictions.

8.8    Notwithstanding that Myers' employment hereunder may expire or be terminated as provided in Sections 2 or 7 above, this Agreement shall continue in full force and effect insofar as is necessary to enforce the covenants and agreements of Myers contained in this Section 8.

9.    Arbitration.

The parties shall use their best efforts and good will to settle all disputes by amicable negotiations. The Company and Myers agree that, with the express exception of any dispute or controversy arising under Section 7.2 or Section 8 of this Agreement, any controversy or claim arising out of or in any way relating to Myers' employment with the Company, including, without limitation, any and all disputes concerning this Agreement and the termination of this Agreement that are not amicably resolved by negotiation, shall be settled by arbitration in Des Moines, Iowa, or such other place agreed to by the parties, as follows:

9.1    Any such arbitration shall be heard before an arbitrator who shall be impartial. The parties may mutually agree to any process with respect to the selection of an arbitrator. If the parties cannot agree to a process for selecting an arbitrator, then a list of no fewer than six (6) arbitrators shall be submitted to the parties by the American Arbitration Association in accordance with its rules and procedures. The parties may then select an arbitrator via a traditional striking process or such other method upon which the parties mutually agree.

9.2    An arbitration may be commenced by any party to this Agreement by the service of a written Request for Arbitration upon the other affected party. Such Request for Arbitration shall summarize the controversy or claim to be arbitrate, and shall be referred by the complaining party to the appointing authority for a list of arbitrators ten (10) days following such service unless another process for selecting an arbitrator is agreed to by the parties under Section 9.1. No Request for Arbitration shall be valid if it relates to a claim, dispute, disagreement or controversy that would have been time barred under the applicable statute of limitations had such claim, dispute, disagreement or controversy been submitted to the courts of the State of Iowa.

9.3    Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

9.4    It is intended that controversies or claims submitted to arbitration under this Section 9 shall remain confidential, and to that end it is agreed by the parties that neither the facts disclosed in the arbitration, the issues arbitrated, nor the views or opinions of any persons concerning them, shall be disclosed to third persons at any time, except to the extent necessary to enforce an award or judgment or as required by law or in response to legal process or in connection with such arbitration. In addition, Myers and the Company shall be entitled to disclose the facts disclosed in arbitration, the issues arbitrated, and the views or opinions of any persons concerning them to legal and tax advisors so long as such advisors agree to be bound by the terms of this Agreement.

Myers acknowledges and agrees that certain information concerning any such arbitration may need to be disclosed by the Company in a SEC filing, and that he hereby consents thereto.

10.    Successors and Assigns.

10.1    Assignment by the Company. This Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company.

10.2    Assignment by Myers. Myers may not assign this Agreement or any part thereof; provided, however, that nothing herein shall preclude one or more beneficiaries of Myers from receiving any amount that may be payable following the occurrence of his legal incompetency or his death and shall not preclude the legal representative of his estate from receiving such amount or from assigning any right hereunder to the person or persons entitled thereto under his will or, in the case of intestacy, to the person or persons entitled thereto under the laws of the intestacy applicable to his estate.

11.    Governing Law.

This Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of the State of Iowa without reference to the principles of conflict of laws.

12.    Entire Agreement.

This Agreement and those plans and agreements referenced herein, including the Change of Control Agreement, contain all the understandings and representations between the parties hereto pertaining to the subject of the employment of Myers by the Company and supersede all undertakings and agreements, whether oral or in writing, if any there be, previously entered into by them with respect thereto. This Agreement expressly replaces and supersedes the Employment Agreement entered by the parties on March 21, 2007.

13.    Amendment or Modification; Waiver.

No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing, signed by Myers and by a duly authorized officer of the Company and approved in advance by the Board of Directors. Except as otherwise specifically provided in this Agreement, no waiver by either party hereto of any breach by the other party of any condition or provision of the Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar provision or condition at the same or any prior or subsequent time.

14.    Notices.

Any notice to be given hereunder shall be in writing and delivered personally or sent by overnight mail, such as Federal Express, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice of hereunder in writing:

If to Company:

Casey's General Stores, Inc.
One Convenience Boulevard
Ankeny, Iowa 50021
Attn: Corporate Secretary

If to Myers:

Robert J. Myers
4770 Windsor Circle
Pleasant Hill, Iowa 50327

15.    Severability.

In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions or portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

16.    Withholding.

Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to Myers or his beneficiaries, including his estate, shall be subject to withholding and deductions as the Company may reasonably determine it should withhold or deduct pursuant to any applicable law or regulation. In lieu of withholding or deducting, such amounts, in whole or in part, the Company may, in its sole discretion, accept other provision for payment as permitted by law, provided it is satisfied in its sole discretion that all requirements of law affecting its responsibilities to withhold such taxes have been satisfied.

17.    Survivorship.

The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

18.    Headings.

Headings of the sections of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the title of any section.

19.    Knowledge and Representation.

Myers acknowledges that the terms of this Agreement have been fully explained to him, that Myers understands the nature and extent of the rights and obligations provided under this Agreement, and that Myers has had the opportunity and sought such legal counsel in the negotiation and preparation of this Agreement as he has determined to be appropriate.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

Robert J. Myers                    Casey's General Stores, Inc.

/s/ Robert J. Myers             By:    /s/ Terry Handley
Robert J. Myers                        Terry Handley,
Chief Operating Officer

Amendment to Employment Agreement

This Amendment to Employment Agreement ("Amendment") is entered into by and between Casey's General Stores, Inc., an Iowa corporation (the "Company"), and Robert J. Myers ("Myers"), as of this 18th day of December, 2012.

WHEREAS, the Company and Myers are parties to an Employment Agreement dated as of April 16, 2010 (the "Original Agreement"), providing for the terms of Myers' employment by the Company as its President and Chief Executive Officer; and

WHEREAS, the Company and Myers have agreed to continue the term of employment beyond the date specified in the Original Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

Section 1.    Amendment of Section 2. Section 2 of the Original Agreement, entitled "Term and Notice of Intention to Serve", is hereby amended to delete the existing text of said Section 2 and to substitute therefore the following:

2.1    Term. The term of employment under this Agreement shall commence as of the Effective Date and shall continue through April 30, 2015 (the "Term"), unless sooner terminated in accordance with this Agreement. Any service beyond April 30, 2015 shall be subject to formal acceptance by the Company's Board of Directors, upon such terms as shall be mutually agreed.

Section 2.    Amendment of Section 5. Section 5 of the Original Agreement, entitled "Retirement Benefits", is hereby amended to delete the existing text of said Section 5 and to substitute therefore the following:

5.1    Commencing on January 1 of the year following Myers’ separation from service (the "Initial Payment Year"), the Company shall pay to Myers and following Myers' death, to Myers' surviving spouse (if any), until the earlier of (i) the expiration of the period ending on December 31 of the year that is nine (9) years after the Initial Payment Year or (ii) the death of Myers and Myers' spouse, an annual retirement benefit of $330,000 per year to be paid in equal monthly installments on the first day of each calendar month. “Separation from service” refers and shall be defined with reference to the term “separation from service” under section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and Treasury Regulation Section 1.409A-1(h), as last amended.

5.2    If payment to Myers in accordance with Section 5.1 of this Agreement of any amount that is “deferred compensation” subject to Code section 409A at the time

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otherwise payable under this Agreement would subject such payment to additional tax under Code section 409A(a)(1)(B), and if the payment of such amount at a later date would avoid any such additional tax, then the payment of such amount shall be deferred until the later of (a) the date of payment specified in this Agreement, or (b) the earliest date on which such payment can be paid without incurring any such additional tax. If this provision requires a deferral of any payment beyond the date specified in the foregoing provisions of this Agreement, such payment shall be accumulated and paid in a single lump sum on the subsequent date on which such payment can be paid without incurring such additional tax.

5.3    Notwithstanding any other provision of this Agreement, (a) if Myers is a “specified employee” of the Company within the meaning of Code section 409A (a)(2)(B) and Treasury Regulation section 1.409A-1(i), as last amended, upon Myers’ separation from service, then no distribution shall be made earlier than six months after the date of Myers’ separation from service (or, if earlier, the date of death) in accordance with requirements of Treasury Regulation section 1.409A-3(i)(2), and any payments to which Myers or his surviving spouse would be entitled during the first six months following the date of separation from service shall be accumulated and paid on the first day of the seventh month following the date of separation from service; and (b) no amendment or modification of this Agreement may alter, delay or accelerate the time or change the form of payments in accordance with this Section 5 in violation of Code section 409A, including, without limitation, any amendment that would violate the current provisions of Code section 409A requiring that any amendment to extend the employment of Myers and the payment to him of all or any portion of the benefits under this Section 5 may not take effect until at least twelve (12) months after the date on which the new election is made, and, if the new election relates to a payment for a reason other than the death or disability of Myers, the new election must provide for the deferral of the first payment for a period of at least five (5) years from the date such payment would otherwise have been made.

Section 3.    Ratification. All other provisions of the Original Agreement are hereby ratified, confirmed and accepted and shall continue in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

CASEY'S GENERAL STORES, INC.

ATTEST:

By:    /s/ Brian J. Johnson                        By:    /s/ Terry Handley
Brian J. Johnson,                 Terry Handley, Chief Operating Officer
Vice President – Finance and
Corporate Secretary

By:    /s/ Robert J. Myers
Robert J. Myers

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Second Amendment to Employment Agreement

This Second Amendment to Employment Agreement ("Second Amendment") is entered into by and between Casey's General Stores, Inc., an Iowa corporation (the "Company"), and Robert J. Myers ("Myers"), as of this 19th day of September, 2014.

WHEREAS, the Company and Myers are parties to an Employment Agreement dated as of April 16, 2010, as amended by the Amendment to Employment Agreement dated December 18, 2012 (together, the "Amended Agreement"), providing for the terms of Myers' employment by the Company as its Chief Executive Officer; and

WHEREAS, the Company and Myers have agreed to continue the term of employment beyond the date specified in the Amended Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

Section 1.    Amendment of Section 2. Section 2 of the Amended Agreement, entitled "Term and Notice of Intention to Serve", is hereby amended to delete the existing text of said Section 2 and to substitute therefore the following:

2.1    Term. The term of employment under this Agreement shall commence as of the Effective Date and shall continue through April 30, 2016 (the "Term"), unless sooner terminated in accordance with this Agreement. Any service beyond April 30, 2016 shall be subject to formal acceptance by the Company's Board of Directors, upon such terms as shall be mutually agreed.

Section 2.    Ratification. All other provisions of the Amended Agreement are hereby ratified, confirmed and accepted and shall continue in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment as of the date first above written.

CASEY'S GENERAL STORES, INC.

ATTEST:

By:    /s/ Brian J. Johnson                     By:    /s/ Terry Handley
Brian J. Johnson,                 Terry Handley, President and
Vice President – Finance and            Chief Operating Officer
Corporate Secretary

By:    /s/ Robert J. Myers
Robert J. Myers

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